Exhibit 3.73

Z/PTV/JG/97.2.3636

[LOGO]

STATEMENT

The undersigned:

Dominique Francois Margaretha Maria Zaman, civil law notary, entitled to officiate in Rotterdam, the Netherlands,

declares that:

the attached document is a fair English office translation of the deed of amendment of the articles of association of FW Energie B.V.  (previously named: Beleggingsmaatschappij Wanneer B.V.), having its registered office at Amsterdam, the Netherlands, which deed was executed before the undersigned on 18 November 1997.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.  Inevitably, differences may occur in translation, and if so, the Dutch text will govern.

Signed in Rotterdam, 18 November 1997.

/s/ D.F.M.M. Zaman	[SEAL]
(D.F.M.M. Zaman)

LOEFF CLAEYS VERBEKE

AMENDMENT OF THE ARTICLES OF ASSOCIATION.

On the eighteenth day of November nineteen hundred ninety-seven, there appeared before me, Dominique François Margaretha Maria Zaman, civil law notary at Rotterdam, the Netherlands:

Pieter Teunis Volwerk, deputy civil law notary, residing at (3062 VM) Rotterdam, Oostzeedijk Beneden 75a, born in Quebec, Canada, on the thirty-first day of March nineteen hundred and sixty-eight, single, of Dutch nationality whose identity has been established from his passport, number X123407.

The appearer has declared that the general meeting of shareholders of the private company with limited liability Beleggingsmaatschappij Wanneer B.V., with seat in The Hague, the Netherlands, and having its registered offices at (1077 XX) Amsterdam, the Netherlands, Strawinskylaan 1725, has resolved on the thirtieth day of September nineteen hundred ninety-seven to amend and to completely renew the articles of association of the company as stated hereinafter as well as to authorize the appearer to execute this deed of amendment of the articles of association of which resolutions appear from the shareholder’s resolution attached to this deed.

The appearer has also declared that the articles of association of the abovementioned company were amended lately by deed on the thirteenth day of March nineteen hundred ninety-seven, executed before the substitute of civil law notary Robert Jan Jozef Lijdsman at Rotterdam, the Netherlands, on the draft of which deed the ministerial statement of no objections was granted on the twenty-seventh day of January nineteen hundred ninety-seven, under number B.V. 129.727, and have not been amended since then.

In order to execute said resolution to amend the articles of association, the appearer has declared to amend and to completely renew the articles of association as follows:

Name.  Corporate Seat.  Duration.

Article 1.

1.                                       The name of the company is: FW Energie B.V.

The official seat of the company is in Amsterdam.

Objects.

Article 2.

The objects of the company are:

1.                                       to incorporate, to participate in, to take an interest in any other way in, to conduct the management of and to finance other companies and business enterprises of whatever nature, notwithstanding the objects of those companies and business enterprises, and to guarantee liabilities of third parties;

2.                                       to exercise all rights connected with shares, participations and interests in other companies and business enterprises of whatever nature, notwithstanding the objects of those companies and business enterprises;

3.                                       to invest capital, to acquire, encumber - also for security of liabilities of third parties - alienate, exploit and administer real estate and other investment objects, together with all activities, which are incidental to or which may be conducive to any of the foregoing, everything in the widest sense of the word.

Share capital and shares.

Article 3.

1.                                       The authorised share capital of the company amounts to two hundred eleven thousand Dutch guilders (NLG 211,000.   ).  It is divided into one thousand fifty five (1,055) shares of two hundred Dutch guilders (NLG 200.   ) each.

2.                                       The shares shall be in registered form and shall be consecutively numbered from 1 onwards.

3.                                       No share certificates shall be issued.

4.                                       The company may make loans with respect to a subscription for or acquisition of shares in its share capital up to an amount not exceeding the amount of its distributable reserves.  A resolution by the managing board to make a loan referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter also to be referred to as: the general meeting.  The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

Issuance of shares.

Article 4.

1.                                       Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and the further terms and conditions of the issuance.

2.                                       Shares shall never be issued for a price below par.

3.                                       Shareholders do not have pre-emptive rights with respect to an issuance of shares nor to a granting of rights to subscribe for shares.

4.                                       The company is not authorised to cooperate in the issuance of depositary receipts for shares.

Payment for shares.

Article 5.

1.                                       Shares shall only be issued against payment in full.

2.                                       Payment must be made in cash, unless another manner of contribution has been agreed upon.

3.                                       Payment in cash may be made in a foreign currency, subject to the company’s consent.

Repurchase of shares.

Article 6.

Subject to the authorization by the general meeting, the

managing board may cause the company to acquire such number of fully paid up shares in its own share capital for consideration that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed one half of the issued share capital and without prejudice to the other provisions of the law with respect thereto.

Shareholders register.

Article 7.

1.                                       The managing board shall maintain a shareholders register in accordance with the requirements of the law with respect thereto.

2.                                       The managing board shall make the register available at the office of the company for inspection by the shareholders.

Notices to attend and notifications.

Article 8.

1.                                       Notices to attend meetings and notifications to shareholders shall be sent by registered or regular letter to the addresses entered in the shareholders register.

2.                                       Notifications to the managing board shall be sent by registered or regular letter to the office of the company or to the addresses of all managing directors.

Transfer of title to shares.

Article 9.

A transfer of title to shares shall be in writing and in accordance with the provisions set forth in section 196, Book 2, Civil Code.

Restrictions on the transfer of shares.

Article 10.

1.                                       A transfer of shares in the company - not including a

transfer by the company of shares which it has acquired in its own share capital - cannot be effected without due observance of paragraphs 2 to 7 inclusive of this article.

2.                                       The shareholder wishing to transfer one or more shares, shall require the approval of the general meeting thereto.

3.                                       The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

4.                                       The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not furnish the requesting shareholder with the names of one or more interested parties prepared to purchase all the shares referred to in the request for approval, against payment in cash, for the purchase price determined in accordance with paragraph 5; the company itself can only be designated as interested party with the approval of the requesting shareholder.  The approval shall likewise be deemed to have been granted if, within six weeks after the request for approval, the general meeting does not make a decision with respect thereto.

5.                                       The purchase price referred to in paragraph 4 shall be determined by mutual agreement between the requesting shareholder and the interested parties accepted by him.  Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

6.                                       Should the managing board and the requesting shareholder not reach agreement on the designation of the independent expert, then such designation shall be made by the President of the Chamber of Commerce and Industry, within the district in which the company has its corporate seat.

7.                                       Once the purchase price of the shares has been determined by the independent expert, then the requesting shareholder shall be free, during one month after such determination of the purchase price, to decide whether he will transfer his shares to the designated interested parties.

Management.

Article 11.

1.                                       The company shall be managed by a managing board, consisting of one or more managing directors.  The general meeting shall determine the number of managing directors.  A legal entity may be appointed as a managing director.

2.                                       Managing directors shall be appointed by the general meeting.  The general meeting may at any time suspend and dismiss managing directors.

3.                                       The general meeting shall determine the salary and the other terms and conditions of employment of the managing directors.

4.                                       In case one or more managing directors are prevented from acting or fail, the remaining managing directors or the only remaining managing director shall be temporarily in charge of the management.  In case all managing directors are or the only managing director is prevented from acting or failing, the person annually to be designated for that purpose by the general meeting shall be temporarily in charge of the management.  Failing one or more molesting directors the person referred to in the preceding sentence shall as soon as possible take the necessary measures in order to have a definitive arrangement made.

Resolutions by the managing board.

Article 12.

1.                    With due observance of these articles of association, the managing board may adopt rules governing its internal organisation.  Furthermore, the managing directors may divide their duties among themselves, whether or not by way of rules.

2.                    The managing board shall meet whenever a managing director so desires.  The managing board shall adopt its resolutions with an absolute majority of votes cast.  In a tie vote, the general meeting shall decide.

3.                    The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telecopier and all managing directors have expressed themselves in favour of the proposal concerned.

4.                    The managing board shall observe the instructions of the general meeting in respect of the outlines of the financial, economic and social policies of the company and its personnel management.

5.                    The managing board shall require the approval of the general meeting for such resolutions as are clearly defined by a resolution of the general meeting to that effect.

Representation.  Proxies.

Article 13.

1.                    Each managing director shall individually have power to represent the company in court and otherwise.

2.                    In the event that a managing director, acting in his personal capacity or in another capacity than his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity or in another capacity than his personal capacity, conducts any litigation against the company, the company may be represented in that matter by one of the other managing directors, unless the general meeting designates a person for that purpose or unless the law otherwise provides for such designation.  Such person may also be the managing director with whom the conflict of interest exists.

3.                    The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis.  The managing board may also grant such titles as it may determine to persons, as meant in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

General meetings.

Article 14.

1.                    The annual general meeting shall be held within six months after the end of the financial year.

2.                    The agenda for this meeting shall in any case include the adoption of the annual accounts and the allocation of profits, unless the period for preparation of the annual accounts has been extended.  At such general meeting the person referred to in article 11, paragraph 4, shall be designated and, furthermore, all items which have been included in the agenda in accordance with paragraphs 5 and 6 of this article shall be discussed.

3.                    Extraordinary general meetings shall be convened whenever the managing board or a shareholder considers appropriate.

4.                    General meetings shall be held in the municipality where the company has its corporate seat.  Resolutions adopted at a general meeting held elsewhere are valid only if the entire issued share capital is represented.

5.                    Shareholders shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder.  The notice shall specify the items to be discussed.

6.                    Notice shall be given not later than on the fifteenth day prior to the date of the meeting.  If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.  The preceding sentence shall apply correspondingly to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

7.                    The general meeting shall appoint its chairman.  The chairman shall designate the secretary.

8.                    Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 15.

1.                    Each share confers the right to cast one vote.  The voting rights attached to shares may not be conferred upon the holders of a right of usufruct and holders of a right of pledge on such shares.

2.                    Shareholders may be represented at a meeting by a proxy authorised in writing.

3.                    Resolutions shall be adopted with an absolute majority of votes cast.

4.                    Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting, provided that the managing board has prior knowledge of any such resolution to be adopted without a meeting being held.  Such a resolution shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telecopier in favour of the proposal concerned.  Those who have adopted a resolution without holding a meeting shall forthwith inform the managing board thereof.

Financial Year.  Annual accounts.

Article 16.

1.                    The financial year shall coincide with the calender year.

2.                    Annually within five months after each financial year (subject to an extension of such period not exceeding six months by the general meeting on the basis of extraordinary circumstances) the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders.  The annual accounts shall be accompanied by the auditor’s certificate referred to in article 17, if the instructions referred to in that article have been given, and by the annual report, unless section 403, Book 2, Civil Code, is applicable to the company as well as by the additional information referred to in section 392, paragraph 1, Book 2, Civil Code, to the extent the provisions of that paragraph apply to the company.  The annual accounts shall be signed by all managing directors.  In the event the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

3.                    Adoption of the annual accounts by the general meeting shall constitute a discharge of the managing board for its management during the financial year concerned, unless a proviso is made by the general meeting, and without prejudice to the provisions of the law.

Auditor.

Article 17.

The company may instruct an auditor as referred to in section 393, Book 2, Civil Code, to examine the annual accounts prepared by the managing board in accordance with paragraph 3 of such section provided, however, that the company shall give such instructions to an auditor if the law so requires.  In the event that the law does not require that the instructions mentioned in the preceding sentence are given the company may also give instructions to examine the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.  The general meeting shall be authorised to give the instructions referred to above.  If the general meeting fails to do so, then the managing board shall be so authorised.  The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given such instructions.  The auditor shall report on his examination to the managing board and shall issue a certificate containing the results thereof.

Profit and loss.

Article 18.

1.                    Distribution of profits pursuant to this article shall take place following the adoption of the annual accounts from which it appears that such distribution is allowed.

2.                    The profits shall be at the free disposal of the general meeting.

3.                    The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

4.                    A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by the law.

5.                    When determining the division of the amount to be distributed among shareholders, shares which are held by the company shall not be counted.

Distribution of profits.

Article 19.

1.                    Dividends shall be due and payable four weeks after they have been declared unless upon the proposal of the managing board the general meeting determines another date therefor.

2.                    The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than in cash.

3.                    Without prejudice to article 18, paragraph 3, the general meeting may resolve to distribute all or any part of the reserves.

4.                    Without prejudice to article 18, paragraph 3, an interim-dividend out of the profits made in the current financial year shall be distributed if the general meeting upon the proposal of the managing board so determines.

Liquidation

Article 20.

1.                    If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the managing board, if and to the extent the general meeting shall not resolve otherwise.

2.                    After the liquidation has ended, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during the period provided for by the law.

Final Statement.

The ministerial statement of no objections has been granted on the eleventh day of November nineteen hundred ninety-seven, under number B.V. 129.727, as appears from the statement of no objections which is attached to this deed.

The appearer is known to me, notary.

                                                    THIS DEED,

drawn up to be kept in the notary’s custody was executed in Rotterdam, the Netherlands, on the date first above written.

Before reading out, a concise summary of the contents of this instrument was given to the appearer.  He then declared that he had noted the contents and did not want a full reading thereof.  Thereupon, after limited reading, this instrument was signed by the appearer and by me, notary.